Exhibit 10.1

ALTERA CORPORATION

CHANGE OF CONTROL AND SEVERANCE AGREEMENT

This Change of Control and Severance Agreement (the “Agreement”) is made and entered into by and between John Daane (“Executive”) and Altera Corporation, a Delaware corporation (the “Company”), on the last signature date set forth below (the “Effective Date”).

RECITALS

1. The Board of Directors of the Company (the “Board”) believes that it is in the best interests of the Company and its stockholders (i) to assure that the Company will have the continued dedication of Executive, notwithstanding the possibility, threat, or occurrence of a Change of Control and (ii) to provide Executive with an incentive to continue Executive’s employment prior to and immediately subsequent to a Change of Control and to motivate Executive to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.

2. The Board believes that it is in the best interests of the Company and its stockholders to provide Executive with certain severance benefits upon Executive’s termination of employment under certain circumstances and in exchange for a waiver of claims against the Company. These benefits will provide Executive with enhanced financial security and an incentive to remain with the Company notwithstanding the possibility of a Change of Control or other circumstances under which Executive’s employment may be terminated without Cause.

3. Certain capitalized terms used in the Agreement are defined in Section 6 below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. Term of Agreement. This Agreement will have an initial term of three (3) years commencing on the Effective Date (the “Initial Term”). On the third anniversary of the Effective Date, this Agreement will renew automatically for additional one (1) year terms (each an “Additional Term”), unless either party provides the other party with written notice of non-renewal at least sixty (60) days prior to the date of automatic renewal. Notwithstanding the foregoing provisions of this paragraph, if a Change of Control occurs when there are fewer than twelve (12) months remaining during the Initial Term or an Additional Term, the term of this Agreement will extend automatically through the date that is twelve (12) months following the effective date of the Change of Control. If Executive becomes entitled to benefits under Section 3 during the term of this Agreement, the Agreement will not terminate until all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

2. At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and will continue to be at-will, as defined under applicable law. As an at-will employee, either the Company or the Executive may terminate the employment relationship at any time, with or without Cause.

3. Severance Benefits.

(a) Termination without Cause Unrelated to a Change of Control. If the Company terminates Executive’s employment with the Company without Cause (excluding death or Disability) and such termination occurs outside of the Change of Control Period, then subject to Section 4, Executive will receive the following:

(i) Accrued Compensation. The Company will pay Executive all accrued but unpaid vacation, expense reimbursements, wages, and other benefits due to Executive under any Company-provided plans, policies, and arrangements or as required by applicable law.

(ii) Severance Payments. Executive will receive a lump-sum payment (less applicable withholding taxes) equal to eighteen (18) months of Executive’s annual base salary as in effect immediately prior to Executive’s termination date. Such lump-sum amount shall be payable upon the later of: (A) the date the Release (as defined below) is effective and irrevocable; or (B) such later date required by Section 4(c).

(iii) Continuation Coverage. If Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, then the Company will pay the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination) until the earlier of (A) a period ending on the last day of the month that is eighteen (18) months from the date of termination or (B) the date upon which Executive and/or Executive’s eligible dependents become eligible for insurance coverage from a new employer. In order to obtain the benefit of the Company’s payment of COBRA premiums, Executive must first advise the Company’s COBRA administrator, COBRA Management Services, LLC (“CMS”) or such other COBRA administrator chosen by Company, that Executive wishes to sign up for COBRA. The Company will provide Executive with contact information for the Company’s COBRA administrator at the time that Executive’s employment is terminated. Executive agrees to advise the Company immediately should Executive obtain new employment within the period encompassing the COBRA payments.

(b) Termination without Cause or Resignation for Good Reason in Connection with a Change of Control. If the Company terminates Executive’s employment with the Company without Cause (excluding death or Disability) or if Executive resigns from such employment for Good Reason, and, in each case, such termination occurs during the Change of Control Period, then subject to Section 4, Executive will receive the following:

(i) Accrued Compensation. The Company will pay Executive all accrued but unpaid vacation, expense reimbursements, wages, and other benefits due to Executive under any Company-provided plans, policies, and arrangements or as required by applicable law.

(ii) Severance Payment. Executive will receive a lump-sum payment (less applicable withholding taxes) equal to the eighteen (18) months of Executive’s annual base salary as in effect immediately prior to Executive’s termination date or, if greater, at the level in effect immediately prior to the Change of Control. Such lump-sum amount shall be payable upon the later of: (A) the Change of Control, (B) the date the Release is effective and irrevocable; or (C) such later date required by Section 4(c).

(iii) Bonus Payment. Executive will receive a lump-sum payment equal to one hundred fifty percent (150%) of the higher of (A) the greater of (x) Executive’s target bonus as in effect for the fiscal year in which the Change of Control occurs or (y) Executive’s target bonus as in effect for the fiscal year in which Executive’s termination of employment occurs, or (B) Executive’s actual bonus for performance during the calendar year prior to the calendar year during which the termination of employment occurs. Such lump-sum amount shall be payable upon the later of: (A) the Change of Control, (B) the date the Release is effective and irrevocable; or (C) such later date required by Section 4(c). For avoidance of doubt, the amount paid to Executive pursuant to this Section 3(b)(iii) will not be prorated based on the actual amount of time Executive is employed by the Company during the fiscal year (or the relevant performance period if something different than a fiscal year) during which the termination occurs.

(iv) Continuation Coverage. If Executive elects continuation coverage pursuant to COBRA within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, then the Company will pay the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination) until the earlier of (A) a period ending on the last day of the month that is eighteen (18) months from the date of termination or (B) the date upon which Executive and/or Executive’s eligible dependents become eligible for insurance coverage from a new employer. In order to obtain the benefit of the Company’s payment of COBRA premiums, Executive must first advise the Company’s COBRA administrator, COBRA Management Services, LLC (“CMS”) or such other COBRA administrator chosen by Company, that Executive wishes to sign up for COBRA. The Company will provide Executive with contact information for the Company’s COBRA administrator at the time that Executive’s employment is terminated. Executive agrees to advise the Company immediately should Executive obtain new employment within the period encompassing the COBRA payments.

(v) Accelerated Vesting of Equity Awards. One hundred percent (100%) of Executive’s then-outstanding and unvested Equity Awards will become vested in full upon the date of Executive’s termination. If an outstanding Equity Award is to vest and/or the amount of the award to vest is to be determined based on the achievement of performance criteria, then the Equity Award will vest as to the greater of (A) the number of shares that would vest under the terms of the agreement applicable to the Equity Award, and (B) the number of shares equal to one hundred percent (100%) of the number of shares that would have been earned pursuant to the terms of the Equity Award assuming the performance criteria had been achieved at target levels for the relevant performance period(s).

(c) Voluntary Resignation; Termination for Cause. If Executive’s employment with the Company terminates (i) voluntarily by Executive (other than for Good Reason during the Change of Control Period) or (ii) for Cause by the Company, then Executive will not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans and practices or pursuant to other written agreements with the Company.

(d) Disability; Death. If the Company terminates Executive’s employment as a result of Executive’s Disability, or Executive’s employment terminates due to Executive’s death, then Executive will not be entitled to receive any other severance or other benefits, except for those (if any) as may then be established under the Company’s then existing written severance and benefits plans and practices or pursuant to other written agreements with the Company.

(e) Exclusive Remedy. In the event of a termination of Executive’s employment as set forth in Section 3(a) or (b) of this Agreement, the provisions of Section 3 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company otherwise may be entitled, whether at law, tort or contract, in equity, or under this Agreement (other than the payment of accrued but unpaid wages, as required by law, and any unreimbursed reimbursable expenses). Executive will be entitled to no benefits, compensation or other payments or rights upon a termination of employment other than those benefits expressly set forth in Section 3 of this Agreement, other than benefits, compensation or other payments or rights generally available to employees of the Company upon termination of employment or pursuant to any indemnification agreement between Executive and the Company or indemnification policy of the Company.

4. Conditions to Receipt of Severance

(a) Release of Claims Agreement. The receipt of any severance payments or benefits (other than the accrued benefits set forth in either Sections 3(a)(i) or 3(b)(i)) pursuant to this Agreement is subject to Executive signing and not revoking a separation agreement and release of claims in substantially the form attached hereto as Exhibit A (the “Release”), which must become effective and irrevocable no later than the sixtieth (60th) day following Executive’s termination of employment (the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, Executive will forfeit any right to severance payments or benefits under this Agreement. In no event will severance payments or benefits be paid or provided until the Release actually becomes effective and irrevocable.

(b) Employment, Confidential Information, and Invention Assignment Agreement. Executive’s receipt of any payments or benefits under Section 3 (other than the accrued benefits set forth in either Sections 3(a)(i) or 3(b)(i)) will be subject to Executive continuing to comply with the terms of the Employment, Confidential Information, and Invention Assignment Agreement between the Company and Executive, as such agreement may be amended from time to time.

(c) Section 409A.

(i) Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A of the Code, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(ii) It is intended that none of the severance payments under this Agreement will constitute Deferred Payments but rather will be exempt from Section 409A as a payment that would fall within the “short-term deferral period” as described in Section 4(c)(iv) below or resulting from an involuntary separation from service as described in Section 4(c)(v) below. However, any severance payments or benefits under this Agreement that would be considered Deferred Payments will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following Executive’s separation from service, or, if later, such time as required by Section 4(c)(iii). Except as required by Section 4(c)(iii), any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s separation from service but for the preceding sentence will be paid to Executive on the sixtieth (60th) day following Executive’s separation from service and the remaining payments will be made as provided in this Agreement.

(iii) Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but before the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other

Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment under Section 1.409A-2(b)(2) of the Treasury Regulations.

(iv) Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of clause (i) above.

(v) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes of clause (i) above.

(vi) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition before actual payment to Executive under Section 409A.

5. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s benefits under Section 3 will be either:

(a) delivered in full, or

(b) delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (i) cancellation of awards granted “contingent on a change in ownership or control” (within the meaning of Code Section 280G); (ii) a pro rata reduction of (A) cash payments that are subject to Section 409A as deferred compensation and (B) cash payments not subject to Section 409A of the Code; (iii) a pro rata reduction of (A) employee benefits that are subject to Section 409A as deferred compensation and (B) employee benefits not subject to Section 409A; and (iv) a pro rata cancellation of (A) accelerated vesting Equity Awards that are subject to Section 409A as deferred compensation and (B) Equity Awards not subject to Section 409A. In the event that acceleration of vesting of Equity Awards is to be cancelled, such acceleration of vesting will be cancelled in the reverse order of the date of grant of Executive’s Equity Awards.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section 5 will be made in writing by the Company’s independent public accountants immediately prior to a Change of Control or such other person or entity to which the parties mutually agree (the “Firm”), whose determination will be conclusive and binding upon Executive and the Company. For purposes of making the calculations required by this Section 5, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and

Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section. The Company will bear all costs the Firm may incur in connection with any calculations contemplated by this Section 5.

6. Definition of Terms. The following terms referred to in this Agreement will have the following meanings:

(a) Cause. “Cause” will mean:

(i) Executive’s willful and material failure to perform Executive’s stated duties, and Executive’s continued failure to cure such failure to the reasonable satisfaction of the Company within thirty (30) days following written notice of such failure to Executive from the Board, which specifically sets forth the factual basis for the Board’s belief that Executive has willfully and materially failed to perform;

(ii) Executive’s material violation of a Company policy (including any insider trading policy) or any written agreement or covenant with the Company;

(iii) Executive’s conviction of, or entry of a plea of guilty or nolo contendere to, a felony;

(iv) a willful act by Executive that constitutes gross misconduct and which is injurious to the Company, including actual and potential reputational harm to the Company;

(v) Executive’s commission of any act of fraud, embezzlement, dishonesty or material misappropriation from the Company;

(vi) the unauthorized use or disclosure by Executive of any proprietary information or trade secrets of the Company or any other party to whom Executive owes an obligation of nondisclosure as a result of Executive’s relationship with the Company; or

(vii) Executive’s willful failure to cooperate with an investigation by a governmental authority or by an independent committee of the Board.

The determination as to whether Executive is being terminated for Cause will be made in good faith by the Board and will be final and binding on Executive. The foregoing definition does not in any way limit the Company’s ability to terminate Executive’s employment relationship at any time as provided in Section 2 above, and the term “Company” will be interpreted to include any subsidiary, parent, affiliate or successor thereto, if applicable.

(b) Change of Control. “Change of Control” means the occurrence of any of the following events:

(i) A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change of Control; or

(ii) A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change of Control; or

(iii) A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change of Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

Further and for the avoidance of doubt, a transaction will not constitute a Change of Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(c) Change of Control Period. “Change of Control Period” will mean the period beginning three (3) months prior to, and ending twelve (12) months following, a Change of Control.

(d) Code. “Code” will mean the Internal Revenue Code of 1986, as amended.

(e) Disability. “Disability” will mean that Executive has been unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. Alternatively, Executive will be deemed disabled if determined to be totally disabled by the Social Security Administration. Termination resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Company of its intention to terminate Executive’s employment. In the event that Executive resumes the performance of substantially all of Executive’s duties hereunder before the termination of Executive’s employment becomes effective, the notice of intent to terminate based on Disability will automatically be deemed to have been revoked.

(f) Equity Awards. “Equity Awards” will mean Executive’s outstanding stock options, stock appreciation rights, restricted stock units, performance shares, performance stock units and any other Company equity compensation awards.

(g) Good Reason. “Good Reason” will mean Executive’s voluntary termination, within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without Executive’s consent:

(i) a material reduction of Executive’s duties, authority, or responsibilities, relative to Employee’s title, duties, authority, or responsibilities as in effect immediately prior to such reduction;

(ii) a material reduction (5% or more) by the Company of Executive’s annual base salary and/or target or guaranteed bonus as in effect on the Effective Date (or, if lower, as in effect immediately prior to the reduction), except to the extent the base salaries and/or target or guaranteed bonus of all other senior executives of the Company are similarly reduced;

(iii) the failure of the Company to obtain assumption of this Agreement by any successor; or

(iv) a material change in the geographic location of Executive’s principal workplace; provided, that a relocation of less than thirty (30) miles from Executive’s principal workplace will not be considered a material change in geographic location.

Executive may not resign for Good Reason without first providing the Company with written notice within ninety (90) days of the initial existence of the condition that Executive believes constitutes Good Reason specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days following the date of such notice.

For purposes of the “Good Reason” definition, the term “Company” will be interpreted to include any subsidiary, parent, affiliate or successor thereto, if applicable.

(h) Section 409A Limit. “Section 409A Limit” will mean two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Executive’s taxable year preceding the Executive’s taxable year of Executive’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

7. Successors.

(a) The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8. Notice.

(a) General. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when sent electronically or personally delivered when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or when delivered by a private courier service such as UPS, DHL or Federal Express that has tracking capability. In the case of Executive, notices will be sent to the e-mail address or addressed to Executive at the home address, in either case which Executive most recently communicated to the Company in writing. In the case of the Company, electronic notices will be sent to the e-mail address of the Chief Executive Officer and the General Counsel and mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of its Chief Executive Officer and General Counsel.

(b) Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason will be communicated by a notice of termination to the other party hereto given in accordance with Section 8(a) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than ninety (90) days after the giving of such notice).

9. Resignation. Upon the termination of Executive’s employment for any reason, Executive will be deemed to have resigned from all officer and/or director positions held at the Company and its affiliates voluntarily, without any further required action by Executive, as of the end of Executive’s employment and Executive, at the Board’s request, will execute any documents reasonably necessary to reflect Executive’s resignation.

10. Miscellaneous Provisions.

(a) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any such payment be reduced by any earnings that Executive may receive from any other source.

(b) Waiver. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(d) Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto and which specifically mention this Agreement.

(e) Choice of Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions). Any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein (whether or not arising under this Agreement) will be commenced or maintained in any state or federal court located in the jurisdiction where Executive resides, and Executive and the Company hereby submit to the jurisdiction and venue of any such court.

(f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

(g) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income, employment and other taxes.

(h) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY	ALTERA CORPORATION

	By:	/s/ John C. Shoemaker

	Name:	John Shoemaker

	Title:	Chair, Compensation Committee

	Dated:	July 12, 2014

EXECUTIVE	John Daane, an individual

/s/ John Daane
(Signature)

	Dated:	October 14, 2014

[Signature Page of the Change of Control and Severance Agreement]

EXHIBIT A

FORM OF RELEASE OF CLAIMS

SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS

Altera Corporation (“ALTERA”) and                      (“EXECUTIVE”) desire to enter into an agreement providing economic assistance to EXECUTIVE in connection with the termination of EXECUTIVE’s employment and covering other matters relating to the cessation of EXECUTIVE’s employment with ALTERA.

Accordingly, for and in consideration of the commitments set forth herein and in the Change in Control and Severance Agreement between ALTERA and EXECUTIVE, dated                      (the “Change in Control Agreement”), EXECUTIVE and ALTERA agree as follows:

1. Termination of Employment. EXECUTIVE’s employment with ALTERA and any subsidiaries and affiliated entities will cease effective the close of business on                      (the “Separation Date”). The Separation Date shall be considered the termination date of EXECUTIVE’s employment with ALTERA, and EXECUTIVE shall not be considered an EXECUTIVE of ALTERA after the Separation Date for any purpose. Further, as of the Separation Date, EXECUTIVE shall no longer be a member of the Board of Directors (the “Board”) of ALTERA or any subsidiary or affiliated entity of ALTERA, and EXECUTIVE agrees to execute all documents necessary to effect such resignations. EXECUTIVE agrees that, for purposes of the Change in Control Agreement, EXECUTIVE’s termination of employment will be treated as a termination pursuant to Section [3(a)/3(b)] of the Change in Control Agreement, and EXECUTIVE shall receive the benefits provided by such Section [3(a)/3(b)] of the Change in Control Agreement.

2. Release.

(a) EXECUTIVE, EXECUTIVE’s representatives, heirs, successors, and assigns, do hereby completely release and forever discharge ALTERA, its affiliate and subsidiary corporations, and their shareholders, officers, directors, agents, employees, attorneys, successors, and assigns (referred to hereinafter collectively as “COMPANY”) from all claims, rights, demands, actions, obligations, liabilities, and causes of action of any and every kind, nature, and character whatsoever, known or unknown, which EXECUTIVE may now have or has ever had against the COMPANY, including, without limitation, those arising from or in any way connected with the employment of EXECUTIVE by ALTERA or termination thereof, whether based on tort, contract or any federal, state or local law, statute or regulation, including without limitation any claims EXECUTIVE may have under the federal Age Discrimination Act (29 U.S.C. § 621, et seq.), Title VII of the Civil Rights Act of 1964 (42 U.S.C. § 2000e et seq.), the Worker Adjustment and Retraining Notification (“WARN”) Act or any comparable state laws, or the California Fair Employment and Housing Act (Gov’t Code § 12900 et seq.) (the “Released Claims”). The parties intend for the foregoing release to be enforced to the fullest extent permitted by law. EXECUTIVE understands that EXECUTIVE is not waiving any right or claim that cannot be waived as a matter of law, such as workers’ compensation or unemployment insurance benefits.

(b) EXECUTIVE agrees not to file or initiate any lawsuit concerning the Released Claims. EXECUTIVE understands that this Agreement does not prevent EXECUTIVE from filing a charge with or participating in an investigation by a governmental administrative agency; provided, however, that EXECUTIVE hereby waives any right to receive any monetary award resulting from such a charge or investigation. [EMPLOYEE acknowledges receipt of the attached list of job titles and ages of the employees in the decisional unit for this reduction in force. The eligibility factors for this reduction in force include depth and breadth of each employee’s job-related skills and knowledge (including technical and interpersonal skills), quality of job performance, and whether each employee’s job skills match reasonably foreseeable business needs.]

3. Acknowledgement of Waiver of Claims under ADEA. EXECUTIVE acknowledges that EXECUTIVE is waiving and releasing any rights EXECUTIVE may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. EXECUTIVE acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which EXECUTIVE was already entitled prior to EXECUTIVE’s execution of this Agreement. EXECUTIVE further acknowledges that EXECUTIVE has been advised by this writing that (a) EXECUTIVE should consult with an attorney prior to executing this Agreement; (b) EXECUTIVE has up to [twenty-one (21)/forty-five (45)] days within which to consider this Agreement, which such consideration period shall terminate upon EXECUTIVE’S execution of this Agreement; (c) EXECUTIVE has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (d) this Agreement shall not be effective until the revocation period has expired.

4. Civil Code Section 1542. It is understood and agreed that this is a full and final release covering all known, unknown, anticipated, and unanticipated injuries, debts, claims, or damages to EXECUTIVE which may have arisen or may be connected with the employment of EXECUTIVE by ALTERA or the termination thereof. EXECUTIVE hereby waives any and all rights or benefits that EXECUTIVE may now have, or in the future may have, under the terms of Section 1542 of the California Civil Code, which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

In that regard, EXECUTIVE hereby acknowledges that EXECUTIVE may have sustained losses which are presently unknown or unsuspected, that such damages and other losses as were sustained may give rise to additional complaints, actions, causes of action, claims, demands and debts in the future. Nevertheless, EXECUTIVE acknowledges that this Release has been negotiated and agreed upon in light of this realization and, being fully aware of this situation, EXECUTIVE nevertheless intends hereby to release, acquit and forever discharge the COMPANY from any and all such unknown claims including damages which are unknown or unanticipated.

5. Proprietary Information. Following the Separation Date, EXECUTIVE shall continue to maintain the confidentiality of all confidential and proprietary information of ALTERA and shall continue to comply with the terms and conditions of the Employment, Confidential Information and Invention Assignment Agreement between EXECUTIVE and ALTERA. EXECUTIVE understands and agrees that EXECUTIVE has an obligation to preserve as confidential all proprietary, technical and business information pertaining to ALTERA, its customers, suppliers, distributors, and other companies whose information ALTERA has agreed to keep confidential and to which EXECUTIVE had access during EXECUTIVE’s employment. In addition, EXECUTIVE agrees to promptly return to ALTERA all of ALTERA’s property and confidential and proprietary information in EXECUTIVE’s possession.

6. Cooperation. EXECUTIVE agrees to perform promptly, all acts deemed necessary or desirable by ALTERA to assist and cooperate with it, at its expense, any matter relating to EXECUTIVE’s employment with ALTERA, including, but not limited to, government filings and investigations, disclosing information, executing documents, and participating in any legal proceedings.

7. No Admission of Liability. It is understood and agreed that the furnishing of the consideration of this Agreement shall not be deemed or construed at any time or for any purpose as an admission of liability by ALTERA. Liability for any and all claims is expressly denied by ALTERA.

8. Entire Agreement. EXECUTIVE and ALTERA agree that they have had the opportunity to be represented in the negotiation of this Agreement by individuals of their own choosing, that they have read the Agreement and fully understand its legal effect, that the Agreement, including the Employment, Confidential Information and Invention Assignment Agreement, and Change of Control and Severance Agreement between EXECUTIVE and ALTERA, contains all of the promises and represents the entire agreement that they have made, and that they are entering into this Agreement freely and not on the basis of promises which are not stated in this Agreement. EXECUTIVE specifically acknowledges that EXECUTIVE has been advised to consult an attorney regarding the terms of this Agreement.

9. Effective Date. This Agreement is on the eighth (8th) day after it has been signed by both parties.

10. Severability. In the event any term of this Agreement shall be found to be null or void, the remaining terms shall continue to have full force and effect.

11. Governing Law. This Agreement shall be governed by the laws of the State of California.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

ALTERA CORPORATION	EXECUTIVE

By [signature]	By [signature]

Printed	Printed
Name	Name

Title

Date	Date